Exhibit 99.1

Boardriders S.A. Commences Private Exchange Offer and Consent Solicitation

for All of Its Outstanding 8.875% Senior Notes due 2017

HUNTINGTON BEACH, Calif. (February 9, 2016) — Quiksilver, Inc. (OTCMKTS:ZQKSQ) (the “Company”) today announced that its wholly-owned European subsidiary, Boardriders S.A. (“Boardriders”), has commenced a private exchange offer (the “Exchange Offer”) for all of its outstanding 8.875% Senior Notes due 2017 (the “Existing Notes”) for a combination of new Boardriders 9.500% Senior Notes due 2020 (the “New Notes”) and cash. The Exchange Offer is being made in connection with the Company’s plan of reorganization under chapter 11 of the United States Bankruptcy Code. The Exchange Offer is designed to reduce the amount of the Company’s debt that matures in 2017 and to extend the maturity for the debt exchanged to 2020.

Exchange Offer and Consent Solicitation

Concurrently with the Exchange Offer, Boardriders is soliciting consents (the “Consent Solicitation”) from the holders of Existing Notes to certain amendments (the “Proposed Amendments”) to the indenture governing the Existing Notes. The Proposed Amendments will, among other things, eliminate substantially all of the restrictive covenants and certain events of default from the indenture governing the Existing Notes. Holders who tender their Existing Notes pursuant to the Exchange Offer are obligated to, and are deemed to, consent to the Proposed Amendments with respect to the entire principal amount of the Existing Notes tendered by such holders.

Subject to the terms and conditions of the Exchange Offer, holders of Existing Notes who validly tender their Existing Notes in the Exchange Offer and deliver their consents in the Consent Solicitation will receive (i) exchange consideration of €750 principal amount of New Notes and €250 principal amount in cash and (ii) a consent payment of €1.88, in each case per €1,000 of principal amount of Existing Notes accepted for exchange, as described in the table below.

Common Codes / ISINs	Outstanding Principal Amount (in millions)	Title of Existing Notes to be Tendered	Title of New Notes to be Issued	Exchange Consideration per €1,000 Principal Amount of Existing Notes Tendered(1)		Consent Payment per €1,000 Principal Amount of Existing Notes Tendered(2)	Total Consideration per €1,000 Principal Amount of Existing Notes Tendered(1)
				Principal Amount of New Notes to be Issued	Cash Consideration	Cash Consideration	Principal Amount of New Notes to be Issued	Cash Consideration
06538496 (Rule 144A) / XS0565384962 (Rule 144A) / 056538470 (Reg S) / XS0565384707 (Reg S)	€200.0	8.875% Senior Notes due 2017	9.500% Senior Notes due 2020	€750	€250	€1.88	€750	€251.88

(1) Per €1,000 principal amount of Existing Notes tendered and excluding accrued and unpaid interest. Holders of Existing Notes validly tendered and accepted by Boardriders in the Exchange Offer will be entitled to receive an amount in cash equal to accrued and unpaid interest, if any, on their exchanged Existing Notes up to, but not including, the settlement date. Such amount will be in addition to the Total Consideration that such holder would receive in the Exchange Offer and the Consent Solicitation.

(2) Each holder who validly tenders Existing Notes, and thereby delivers a consent with respect to such Existing Notes, will be entitled to a consent payment for each €1,000 principal amount of Existing Notes and integral multiples thereof validly tendered of €1.88 in cash.

The Exchange Offer is currently scheduled to expire at midnight, Central European Time, on March 9, 2016, unless extended by Boardriders (such time, as may be extended, the “Expiration Date”). Tendered Existing Notes may not be withdrawn and consents may not be revoked during the term of the Exchange Offer and the Consent Solicitation, unless required by law. Holders may elect to either tender their Existing Notes in the Exchange Offer or take no action with respect to the Exchange Offer. Holders who tender their Existing Notes in the Exchange Offer will also be deemed to have delivered consents to the Proposed Amendments.

The Exchange Offer is conditioned upon the satisfaction or waiver of the certain conditions, which include, among other things: the requirement that a minimum of 85% of the aggregate principal amount outstanding of the Existing Notes have been properly tendered on or prior to the Expiration Date; no violation, breach, default or event of default of any of the Company’s outstanding debt instruments having occurred as a result of the Exchange Offer, the Consent Solicitation or otherwise; the effective date of the plan of reorganization has occurred; and receipt of the funds from a rights offering to finance the cash consideration. As a result of these conditions, Boardriders may not be required to accept for exchange any of the tendered Existing Notes.

The New Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws. The New Notes may only be transferred or resold in transactions, registered, or exempt from registration, under the Securities Act and applicable state securities laws.

Additional Information

The Exchange Offer and Consent Solicitation are made only by, and pursuant to, the terms set forth in the Exchange Offer and Consent Solicitation Memorandum, and the information in this press release is qualified by reference to the Exchange Offer and Consent Solicitation Memorandum.

Deutsche Bank AG is acting as the Exchange Agent for the Exchange Offer and the Consent Solicitation. Requests for the Exchange Offer and Consent Solicitation Memorandum or questions regarding the Exchange Offer or the Consent Solicitation may be directed to the Exchange Agent at +44 (0) 20 7547 5000 or by email to xchange.offer@db.com.

This press release shall not constitute a solicitation of consents, an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. No recommendation is made as to whether holders of the securities should tender their securities or give their consent.

About Quiksilver

Quiksilver, Inc., one of the world’s leading outdoor sports lifestyle companies, designs, produces and distributes branded apparel, footwear and accessories. The Company’s apparel and footwear brands, inspired by a passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The Company’s Quiksilver, Roxy, and DC brands have authentic roots and heritage in surf, snow and skate. The Company’s products are sold in more than 100 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders shops and other Company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels.

U.S. Media Contact

Julia Young and Christine Beggan

quiksilver@icrinc.com // +1 203 682 8200